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                       EXHIBIT 23.2 - CONSENT OF KPMG LLP


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
National TechTeam, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-23745, 333-43807 and 333-53807) and the Registration Statements on Form S-8 (Nos. 333-04731 and 333-04733) of National Tech Team, Inc., of our report dated February 9, 1999, related to the balance sheets and statements of operations, partners' capital and cash flows for the year ended December 31, 1998 and for the period from inception (October 1, 1997) through December 31, 1997 GE TechTeam LP, which report appears in the 1998 Annual Report on Form 10-K of National Tech Team, Inc.


                                                                   /s/ KPMG LLP

Dallas, Texas
March 29, 1999